Exhibit 10.30
EXECUTIVE CHAIRMAN AGREEMENT
THIS EXECUTIVE CHAIRMAN AGREEMENT (the “Agreement”), dated as of the January 17, 2022, is by and between Sema4 Holdings Corp. (the “Corporation”) and Jason Ryan (the “Executive”).
W I T N E S S E T H :
WHEREAS, the Executive is a member of the board of directors of the Corporation (the “Board”);
WHEREAS, the Corporation wishes to set forth the terms and conditions of the Executive’s employment as Executive Chairman of the Board, on terms and conditions mutually agreeable and beneficial to the Corporation and the Executive; and
WHEREAS, the Executive is willing to render services to the Corporation pursuant to the terms and conditions hereof;
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties herein contained, the parties, intending to be legally bound, hereby agree as follows:
1.POSITION AND DUTIES.
A.The Corporation shall employ the Executive in the position of Executive Chairman of the Board, and the Executive hereby accepts such employment, with such appointment to take effect as of January 18, 2022 (the “Effective Date”). The Executive shall report directly to the board of directors of the Corporation (the “Board”). The Executive shall perform the duties assigned to him by the Board with fidelity and to the best of his ability, including (and without limiting the Executive’s duties as a member of the Board), planning and facilitating the operations, deliberations, and meetings of the Board and advancing the Corporation’s strategic priorities regarding the closing and integration of the proposed acquisition of GeneDx, Inc., the Corporation’s leadership transition to a Co-CEO structure, and operational efficiencies and planning. The Executive shall deal at all times in good faith with the Corporation.
B.The Executive’s services shall be performed remotely, subject to travel from time to time as reasonably required in connection with the Executive's duties.
2.TERM.
This Agreement shall commence on the Effective Date, shall continue thereafter until December 31, 2022 (the “End Date”) unless otherwise mutually agreed by the Board and the Executive or earlier terminated in accordance with the terms hereof (such period from the date hereof until the termination date hereof, the “Term”). It is anticipated that the Executive will be employed 80% of his business time by the Corporation during the Term.
3.COMPENSATION.
In consideration for the Executive’s services hereunder, the Executive shall receive the following compensation:
A.Base Salary. Beginning on the Effective Date and for the balance of the Term, the Corporation shall pay the Executive a base salary at a rate equal to $540,000 per annum (the

“Base Salary”). The Executive’s Base Salary shall be subject to customary federal, state and local withholdings for income taxes, F.I.C.A. and similar charges. Throughout the Term, the Base Salary shall be payable in bi-weekly installments in arrears or in such other manner as the Corporation adopts as its payroll process for Corporation employees generally. The Executive shall not participate in the Company’s annual cash bonus plan during the Term.
B.Benefits. During the Term, the Executive shall receive the package of employee benefits that the Corporation elects to make available to its most senior executive officers. In addition, the Executive shall receive four (4) weeks of vacation time per annum. The benefit package and the Executive’s use of his vacation time shall be subject to the Corporation’s policies.
C.Business Expenses. Subject to Section 3.D, the Executive shall be reimbursed for all reasonable and necessary business expenses incurred by him during the Term in connection with his employment.
D.Conditions to Reimbursement of Expenses. Reimbursement shall be based upon adherence to and submission by the Executive of expense statements and other documentation thereof required in accordance with the Corporation’s expense reimbursement policies.
E.Life Insurance. Executive consents to and agrees to cooperate with the Corporation’s obtaining of insurance on the Executive’s life under a policy or policies owned by and for the benefit of the Corporation.
4.EQUITY-BASED COMPENSATION AWARD; LOCK-UP PERIOD.
A.On the Effective Date and subject to the approval of the Board, the Corporation shall grant the Executive under the Sema4 Holdings Corp. 2021 Equity Incentive Plan (the “Plan”) an option (the “Stock Option”) to purchase 429,730 shares of the Corporation’s Class A common stock, 247,525 restricted stock units subject solely to service-based vesting conditions (the “Service-Based RSUs”), and 126,980 restricted stock units subject to both service- and performance-based vesting conditions (the “Performance-Based RSUs” and, together with the Stock Options and the Service-Based RSUs, the “Equity Awards”). The terms of the Equity Awards shall be governed in all respects by the terms of the notice of grant and award agreement to be entered into in connection with such grant and the terms and conditions of the Incentive Plan; provided that:
(1)    the per share exercise price of the Stock Options shall be equal to the closing price of one share of the Corporation’s Class A common stock on the date of grant;
(2)    the Equity Awards shall vest and, as applicable, become exercisable on the earlier of (A) the End Date and (B) the consummation of a Corporate Transaction (within the meaning of the Incentive Plan), subject to (i) the Executive’s continued service with the Corporation under this Agreement through such earlier date, except as otherwise set forth in Section 5, and (ii) solely in the case the case of the Performance-Based RSUs, the Board’s determination of the achievement of performance goals for the Corporation and/or the Executive for calendar year 2022, which performance goals shall be established by the Board in consultation with the Executive; provided that in the event the consummation of a Corporate Transaction, the performance goals shall be deemed achieved in full; and
(4)    the Executive’s continued service as a member of the Board following the expiration of the Term shall be deemed to constitute continued “Service” for purposes of the Stock Options, such that the post-termination exercise period for the Stock Options shall not commence solely as a result of the expiration of the Term and shall only commence at such time as the Executive ceases to be a member of the Board; provided that in any event the post-termination exercise period for the Stock Options shall not expire prior to December 31, 2024.
5.TERMINATION AND SEVERANCE.
A.As used in this Section 5:
“Cause” shall mean: (1) any repeated failure (except as result of sickness, illness or injury) or refusal by the Executive to perform any of his material duties pursuant to this Agreement after written notice and a reasonable opportunity to cure such material breach; (2) material breach by the Executive of the Proprietary Rights Agreement executed by the Executive with the Corporation after written notice and a reasonable opportunity to cure; (3) material breach by the Executive of any written corporate policy of the Corporation after written notice and a reasonable opportunity to cure, provided such breach is curable; (4) breach by the Executive of his fiduciary duty to the Corporation; (5) gross negligence or gross misconduct of the Executive in connection with the Corporation’s business or the performance of Executive’s duties; provided that in the case of gross negligence, such gross negligence results in harm to the Corporation; (6) the Executive’s conviction of or plea of nolo contendere to any crime that would impair the reputation of the Corporation, any crime involving theft, embezzlement or other misappropriation of money or other property, or any crime which constitutes a felony in the jurisdiction involved; or (7) the Executive’s habitual absence or abuse of alcohol or controlled or illegal substances. No termination for Cause shall be effective unless the Board makes a Cause determination after written notice to the Executive and the Executive has been provided the opportunity (with counsel of Executive’s choice) to be heard at a meeting of the Board prior to its determination.
“Disability” shall mean the Executive’s inability to perform the essential duties of Executive’s employment hereunder with reasonable accommodation by reason of any medically determined physical or mental impairment that has lasted a period of not less than one-hundred-eighty (180) days (whether or not consecutive) in any consecutive three-hundred-sixty-five (365) day period as determined by a physician that is mutually acceptable to the Corporation and Executive. If Corporation and Executive cannot agree on a physician, each party shall select a physician and the two physicians shall select a third who shall be the approved physician for this purpose.
“Good Reason” shall mean: (1) any material breach by the Corporation of its obligations to the Executive pursuant to this Agreement (including, without limitation, a failure to pay Base Salary in accordance with Section 3.A); (2) the Executive is no longer the Executive Chairman of the Board or is required to report directly to anyone other than the Board, and (3) a material reduction in Executive’s authority, duties or responsibility; provided, however, that none of these events shall constitute Good Reason unless (i) the Executive notifies the Corporation in writing of the event(s) constituting Good Reason within sixty (60) days after the Executive first becomes aware of the occurrence of such event(s), (ii) the Corporation has failed to cure such event(s) within thirty (30) days after receipt of such notice, and (iii) the Executive resigns from all positions then held by the Executive no later than thirty (30) days after the expiration of such cure period.
B.Termination. This Agreement, the Term and the Executive’s employment hereunder shall terminate upon any of the following:
(i)in the event of any determination by the Board that there is Cause for such termination, upon written notice of termination from the Board to the Executive (following the expiration of the applicable cure period, if any);

(ii)immediately upon the death or Disability of the Executive;
(iii)in the event of any determination by the Executive that there is Good Reason for such termination, upon written notice of termination from the Executive to the Board (following the expiration of the cure period);
(iv)at the election of the Board to terminate this Agreement without Cause, upon sixty (60) days’ written notice to the Executive; or
(v)at the election of the Executive to terminate this Agreement without Good Reason, upon sixty (60) days’ written notice to the Board.
C.General. Upon the termination of the Executive’s employment for any reason, the Executive (or his estate, as the case may be) shall be entitled to receive (i) any Base Salary hereunder accrued prior to the date of such termination, and (ii) any amount payable to the Executive under the policies and procedures of the Corporation with respect to payments to executive officers for accrued vacation and unreimbursed business expenses for which proper documentation is provided (collectively, the “Accrued Compensation”).
D.Severance Benefits Upon Termination by the Corporation Without Cause or by the Executive for Good Reason. Upon the termination of the Executive’s employment by the Board without Cause or by the Executive for Good Reason, the Executive will be entitled to receive the Accrued Compensation and, subject to the requirements of Section 5.E, will be entitled to receive the following payments and benefits, in each case, less required deductions and withholdings:
(i)Cash Severance. The Corporation shall pay the Executive, as severance, an aggregate amount equal to the remainder of the Executive’s Base Salary from the date of such termination through the End Date, payable in a lump sum on the Corporation’s first regular payroll date following the date that the Release (as defined below) becomes effective and irrevocable, subject to standard payroll deductions and withholdings.
(ii)Benefits Continuation. Provided that the Executive is then eligible for and timely elects continued coverage under COBRA, the Corporation shall directly pay, or reimburse the Executive for, the monthly COBRA premiums to continue the Executive’s coverage (including coverage for eligible dependents, if applicable) through the period starting on the Executive’s termination date and ending on the earliest to occur of: (a) the End Date; (b) the date Executive becomes eligible for group health insurance coverage through a new employer; and (c) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer's group health plan or otherwise ceases to be eligible for COBRA during this time period, the Executive must immediately notify the Corporation of such event. Notwithstanding the foregoing, if the Corporation determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law, the Corporation instead shall pay to the Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA premium period. The Executive may, but is not obligated to, use such payments toward the cost of COBRA premiums. For the avoidance of doubt, the Executive’s eligibility for continued coverage under COBRA shall be determined in accordance with applicable law, and this Section 5.D(iii) shall solely govern the Corporation’s obligations to directly pay, or reimburse the Executive for, the monthly COBRA premiums to continue the Executive’s coverage (including coverage for eligible dependents, if applicable).

(iii)Equity Award Acceleration. The vesting of all unvested Equity Awards outstanding and held by the Executive as of the date of such termination shall be accelerated such that 100% of the shares underlying such awards shall be deemed immediately vested and, as applicable, exercisable, with the performance goals applicable to the Performance-Based RSUs deemed achieved in full; provided that, for the avoidance of doubt, this Section 5.D(iii) shall apply only to the Equity Awards, and shall not apply to any other equity-based incentive compensation awards that have been or may be granted to the Executive in connection with his service on the Board.
E.Conditions to Receipt of Severance Benefits. As a condition to receiving the payments and benefits set forth in Section 5.D, (i) the Executive must execute and deliver to the Corporation a release of claims in a form reasonably acceptable to the Corporation (the “Release”) and the Release must have become effective and the revocation period provided therein must have expired without the Executive having revoked the Release within the 60-day period following the date of termination, and (ii) the Executive must not have revoked or breached the provisions of such Release or breached Section 9 of this Agreement, or the Proprietary Rights Agreement.  The Corporation shall provide the Release to the Executive within 21 days following the date of termination. In the event the Corporation does not provide the Release to the Executive within 21 days following the date of termination, the Release shall no longer be required and the Executive shall nonetheless be entitled to the payments and benefits set forth in Section 5.D. However, in the event that the Executive is provided the Release within the 21-day period following the date of termination, but the Executive does not execute and deliver the Release, the Release does not become effective and irrevocable within such period or the Executive revokes or breaches the provisions of the Release or breaches Section 9 of this Agreement or the provisions of the Proprietary Rights Agreement, the Executive (A) will be deemed to have voluntarily resigned the Executive’s employment hereunder without Good Reason, (B) will not be entitled to the payments, benefits or accelerated vesting described in Section 5.D and (C) will be required to reimburse the Corporation, in cash within five business days after written demand is made by the Corporation therefore, for an amount equal to the value of any payments or benefits the Executive received pursuant to Section 5.D.
6.PROPRIETARY RIGHTS AGREEMENT.
The Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement (the “Proprietary Rights Agreement”) which the Corporation requires each employee to execute, which is attached here to as Exhibit A and which is incorporated and made part of this Agreement.
7.AGREEMENT ASSIGNMENT.
It is agreed that this is a personal contract between the parties and that the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged or hypothecated otherwise than by will or the laws of descent or distribution. The Corporation may assign this Agreement to a successor to all or substantially all of the business of the Corporation, and upon such assignment and the assumption of the obligations of the Corporation hereunder by such successor the Corporation shall be released from any further liability pursuant hereto.
8.EXCLUSIVE EMPLOYMENT.
During his employment with the Corporation, the Executive will not do anything to compete with the present or contemplated business of the Corporation, suffer to exist any conflict of interest in respect of his relationship with the Corporation or plan or organize any competitive business activity (with the understanding that the ownership by the Executive of less than one percent (1%) of the outstanding shares of common stock of a publicly traded corporation shall not be deemed to violate the requirements of this sentence). The Executive is not a party to and will not enter into any agreement that conflicts with his duties or obligations to the Corporation; all corporate opportunities which are consistent with the business and purpose of the Corporation are to be the property of the Corporation and cannot be used or disclosed by the Executive for any purpose other than performing his duties for the Corporation, and the Executive shall present to the Corporation any such opportunities of which he becomes aware; provided, however, that the provisions of this sentence are subject to the provisions of Article Eighth of the Amended and Restated Certificate of Incorporation of the Corporation. The Executive shall at all times strictly comply with the Corporation’s conflicts of interest policy and any other policies adopted by the Board.
9.RESTRICTIVE COVENANTS.
A.In consideration of his employment and the provisions of this Agreement, the Executive agrees that during his employment with the Corporation, and for a period of twelve (12) months following the termination of his employment with the Corporation for any reason, he will not solicit on behalf of himself or any organization other than the Corporation any person or entity who is then or within the last twelve (12) months was a customer or vendor of the Corporation or render services directly or indirectly anywhere within the United States of America for himself or on behalf of any third-party to any organization that is a competitor of the Corporation as of the date of such termination.
B.The Executive agrees that for twelve (12) months following the termination of his employment for any reason, he will not hire, solicit, recruit, encourage to leave or entice away, or endeavor to hire, solicit, recruit, encourage to leave or entice away from the Corporation any employee or exclusive consultant of the Corporation. The Corporation agrees that this Section 9.B shall not be breached if following termination of his employment by Corporation, the Executive is associated with an organization that places general solicitations for employment and an employee or exclusive consultant of the Corporation is hired by such organization as a result of such general solicitation and without any specific solicitation of such employee or exclusive consultant.
C.The Executive agrees that the restrictions and agreements contained in this Section 9 are reasonable and necessary to protect the legitimate interests of the Corporation and that any violation of this Section 9 will cause substantial and irreparable harm to the Corporation that would not be quantifiable and for which no adequate remedy would exist at law. Accordingly, the Executive authorizes the issuance of injunctive relief against him, without the requirement of posting bond, for any violation of this Section 9. In addition, the parties agree that the prevailing party in any legal action to enforce this Agreement shall be entitled to recover its reasonable attorneys’ fees incurred in enforcing this Agreement from the non-prevailing party.
D.The Executive agrees that the restrictions and agreements contained in this Section 9 shall not in any way limit the Executive’s obligations to the Corporation as a member of the Board.
10. 409A COMPLIANCE.
Notwithstanding any other provision of this Agreement, the Corporation and the Executive intend that any payments, benefits or other provisions applicable to this Agreement comply with the payout and other limitations and restrictions imposed under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”, and the Internal Revenue Code of 1986, as amended, the “Code”), as clarified or modified by guidance from the U.S. Department of Treasury or the Internal Revenue Service, in each case if and to the extent Section 409A is otherwise applicable to this Agreement and such compliance is necessary to avoid the penalties otherwise imposed under Section 409A. In this connection, the Corporation and the Executive agree that the payments, benefits and other provisions applicable to this Agreement, and the terms of any deferral and other rights regarding this Agreement, shall be deemed modified if and to the extent necessary to comply with the payout and other limitations and restrictions imposed under Section 409A, as clarified or supplemented by guidance from the U.S. Department of Treasury or the Internal Revenue Service, in each case if and to the extent Section 409A is otherwise applicable to this Agreement and such compliance is necessary to avoid the penalties otherwise imposed under Section 409A. Any payments and benefits under this Agreement that qualify for the “short-term deferral” exemption or another exemption under Section 409A shall be paid under the applicable exemption. For purposes of the Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Notwithstanding anything in this Agreement to the contrary, if any amounts or benefits payable under this Agreement in the event of Executive’s termination of employment constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, payment of such amounts and benefits shall commence when the Executive incurs a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h) (“Separation from Service”). Such payments or benefits shall be provided in accordance with the timing provisions of this Agreement by substituting the Agreement’s references to “termination of employment” or “termination” with Separation from Service. In addition, if at the time of Executive’s Separation from Service the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), any amount or benefits that the constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to Executive on account of the Executive’s Separation from Service will not be paid until after the earlier of (i) first business day of the seventh month following Executive’s Separation from Service, or (ii) the date of the Executive’s death (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, the Executive shall be paid a cash lump sum payment equal to any payments and benefits that the Corporation would otherwise have been required to provide under this Agreement but for the imposition of the 409A Suspension Period delayed because of the preceding sentence. Thereafter, the Executive shall receive any remaining payments and benefits due under this Agreement in accordance with the terms of this Section (as if there had not been any 409A Suspension Period beforehand). To the extent not otherwise specified in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (1) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (2) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (3) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (4) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit
11.SECTION 280G.
In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code, then, the Executive’s severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Executive on an after-tax basis of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following order: (i) reduction of cash payments, (ii) cancellation of accelerated vesting of equity awards, and (iii) reduction of other benefits payable to the Executive. Unless the Corporation and the Executive otherwise agree in writing, any determination required under this Section 11 shall be made in writing by the Corporation’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Corporation for all purposes. For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Corporation and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 11. The Corporation shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11.
12.INDEMNIFICATION
The Corporation shall indemnify the Executive, to the maximum extent permitted by applicable law, and in the same or better manner and to the same or better extent with respect to each aspect of the indemnification as provided to any other executive of the Corporation (including without limitation any Directors and Officers insurance coverage), against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Corporation directly or derivatively or by any third party by reason of any act or omission of the Executive as an officer, director or employee of the Corporation or of any subsidiary or affiliate of the Corporation.
13.NO DUTY TO MITIGATE
In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any provisions of this Agreement.
14.GENERAL PROVISIONS.
A.This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without reference to the principles thereof respecting conflicts of laws. Each party to this Agreement, by his or its execution hereof, hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts sitting in the County of New York, State of New York for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement.
B.Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery or the third day after mailing by U.S. registered or certified mail, return receipt requested and postage prepaid, to the Corporation at its primary office location and to Executive at Executive’s address as listed on the Corporation payroll.
C.This Agreement shall inure to the benefit of and be binding upon the Corporation, its permitted successors and assigns and the Executive, his heirs, executors, administrators and legal representatives.
D.This Agreement and the Proprietary Rights Agreement set forth the entire understanding of the parties hereto with respect to the employment of the Executive by the Corporation. Any and all other previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are hereby released, merged herein and superseded by this Agreement.
E.No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement.
F.This Agreement may not be amended or modified without a writing signed by each of the Executive and the Corporation. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.
G.This Agreement may be executed in two counterparts, each of which shall be an original, and which together shall constitute one and the same instrument. A facsimile transmission by a party of a signed signature page hereof shall have the same effect as delivery by such party of a manually executed original counterpart hereof.
H.If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall not affect the rest of such provision not held invalid, and the rest of such provision, and the rest of this Agreement, shall, to the full extent consistent with law, continue in full force and effect.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.
THE CORPORATION:
Sema4 Holdings Corp.
By: /s/ Joshua Ruch
Name:    Joshua Ruch
Title:    Chairman of the Compensation Committee of the Corporation.
THE EXECUTIVE:
/s/ Jason Ryan
Jason Ryan

Exhibit A
Proprietary Information and Inventions Agreement

2

SEMA4 PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of the compensation now and hereafter paid for my services by Sema4 (the “Company” or “Sema4”), I hereby agree to the terms of this Proprietary Information and Inventions Agreement (the “Agreement”) as follows:

1.NONDISCLOSURE.

1.1Recognition of Company’s Rights; Nondisclosure. At all times during my performance of duties for the benefit of the Company, whether as an employee of Company or through another arrangement with the Company (collectively referred to herein as “Employment”), and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined in section 1.2 below), Third Party Information (defined in section 1.3 below), or Personal Information (defined in section 1.4 below) except as such disclosure, use or publication may be required in connection with my Employment, or unless an officer of the Company (other than me, if I am an officer of the Company) expressly authorizes such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information, Third Party, or Personal Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. I have been informed and acknowledge that the unauthorized taking of the Company’s Proprietary Information, Third Party, or Personal Information may subject me to civil and/or criminal penalties. I understand that I may disclose Proprietary Information, Third Party, or Personal Information to the extent required by law, court order, or other legal authority with jurisdiction, provided that I promptly inform the Company in writing of such requirement (to the extent legally permissible) and comply, at the Company’s written request and expense, with the Company’s legal efforts to prevent or limit the scope of such required disclosure. In the event such legally compelled disclosure is made as permitted hereunder, I shall continue in all other ways to maintain the confidentiality obligations and use restrictions herein with respect to such information.

1.2Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, materials, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes: (a) trade secrets, inventions, mask works, ideas, processes, formulas, algorithms, source and object codes, data, programs, other works of authorship, brand names, logos, know-how, improvements, discoveries, developments, designs, techniques and materials (hereinafter collectively referred to as “Works”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) sensitive personnel information including the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own skill, knowledge, know-how and experience.

1.3Third Party Information. I understand, in addition, that the Company has received, and in the future will receive from third parties (including the U.S. government), confidential, proprietary, or otherwise private information (“Third Party Information”), which information is subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my Employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use Third Party Information, except in connection with my work for the Company, or unless expressly authorized in writing by an officer of the Company (other than me, if I am an officer of the Company). I understand that any unauthorized use of information received from the U.S. government may result in severe civil and/or criminal penalties including but not limited to loss of security clearance, fines and/or imprisonment.

1.4Personal Information. I understand that the Company has received and in the future will receive personally identifiable information from employees, patients, consultants or third parties including names, addresses, telephone or facsimile numbers, Social Security Numbers, background information, credit card or banking information, health information, or other information entrusted to the Company (“Personal Information”). During the term of my Employment and thereafter, I will hold Personal Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use Personal Information, except in connection with my work for the Company, or unless expressly authorized in writing by an officer of the Company (other than me, if I am an officer of the Company). I understand that there are laws in the United States and other countries that protect Personal Information, and that I must not use Personal Information other than for the purpose for which it was originally disclosed to me or make any disclosures of Personal Information to any third party or

Sema4 PIIA – Page 1

from one country to another without prior managerial approval.

1.1No Improper Use of Information of Prior Employers and Others. During my Employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless such use has been consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

1.2Safeguarding Proprietary Information, Third Party Information, or Personal Information. I understand that avoiding loss or theft of Proprietary Information, Third Party Information and/or Personal Information is an important part of my duties. I will not allow any other person to use my office access privileges or computer passwords without prior managerial approval. I will follow all lawful instructions from the Company and from third parties with whom the Company does business (including the U.S. government) regarding the avoidance of loss or theft of Proprietary Information, Third Party Information, or Personal Information, including but not limited to placing appropriate legends upon documents signifying their sensitive nature. I will only use secure networks established by or approved by the Company when using Proprietary Information, Third Party Information, or Personal Information. I will immediately report to the Company any loss or suspected loss of Proprietary Information, Third Party Information, or Personal Information, as well as any suspicious activity such as external hacking attempts, or unusual internal activity. I agree that I will suggest to the Company any actionable ideas I have for the improvement of the Company’s protection of Proprietary Information, Third Party Information, or Personal Information.

1.3Disposal of Proprietary Information, Third Party Information, or Personal Information. Given the sensitivity of Proprietary Information, Third Party Information, and Personal Information, I understand that I may only dispose of such information by secure methods approved by the Company.

1.4Responsibility to Seek Prior Approval. I understand that the sensitivity of Proprietary Information, Third Party Information, or Personal Information requires me to exercise caution when handling such information. If I ever have any reasonable doubt or hesitation about how to handle Proprietary Information, Third Party Information, or Personal Information, I understand that I must raise my concerns with the Company’s management before acting.

2.ASSIGNMENT OF WORKS.

2.1Proprietary Rights.    The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work, trademark and any other intellectual or industrial property rights or Moral Rights, in each case, in or to any Work throughout the world. The term “Moral Rights” refers to any rights to claim authorship of an Work or to object to or prevent the modification of any Work, or to withdraw from circulation or control the publication or distribution of any Work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

2.2Prior or Separate Works. I understand that, except as set forth herein and except to the extent any such Work has been assigned, leased, or transferred to the Company, this Agreement excludes Works that I have, alone or jointly with others, conceived, created, developed or reduced to practice or caused to be conceived, created, developed or reduced to practice either prior to the commencement of my Employment with the Company or in the performance of any employment or engagement by Icahn School of Medicine at Mount Sinai (“ISMMS”) or another entity that is permitted by the Company in accordance with this Agreement, and that are my property or the property of third parties (including ISMMS), as such conception, creation, development, reduction to practice and/or ownership can be demonstrated by competent electronic or written records (each such Work referred to herein as “Prior or Separate Work”). However, if, in the course of my Employment with the Company, I incorporate a Prior or Separate Work in which I have an ownership interest (but not Prior or Separate Works that are the property of a third party) into a Company product, service, process or machine, to the maximum extent I have the right to provide such a license, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to copy, distribute, derive, modify, display, perform, make, have made, use, sell, offer to sell and otherwise exploit such Prior or Separate Work. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior or Separate Works in any Company product, service, process or machine without the Company's prior written consent.

2.3Assignment of Works. Subject to Sections 2.4, and 2.6, I hereby irrevocably assign and agree

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to assign in the future (when any such Works or Proprietary Rights are first conceived, created, developed, reduced to practice or fixed in a tangible medium) to the Company all my right, title and interest in and to any and all Works (and all Proprietary Rights with respect thereto), on an exclusive, perpetual and worldwide basis, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of, or in connection with, my Employment with the Company. Works assignable to the Company pursuant to this Section 2.3, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Works.” To the extent that any Moral Rights cannot be assigned under applicable law pursuant to this Section 2.3, I hereby irrevocably waive such Moral Rights.

1.4Unassigned Works. I recognize that this Agreement will not be deemed to require assignment of any invention that I am bound to assign to a third party or that is developed entirely on my own time without using the Company’s equipment, supplies, facilities, Proprietary Information, or Third Party Information, which invention does not result from work performed by me for the Company.

1.5Obligation to Keep Company Informed. During the period of my Employment and for six (6) months after termination of my Employment with the Company, I will promptly disclose to the Company fully and in writing all Works authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of Employment. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any personal confidential information disclosed in writing to the Company pursuant to this Agreement.

1.6Government or Third Party. I agree to assign all my right, title and interest in and to any particular Company Work to a third party, including without limitation the United States, as directed by the Company.

1.7Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my Employment and which are protectable by copyright shall be considered “works made for hire” pursuant to United States Copyright Act (17 U.S.C., Section 101).

1.8Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time to enforce, United States and foreign Proprietary Rights relating to Company Works in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and/or the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Works in any and all countries shall continue beyond the termination of my Employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.RECORDS. I agree to keep and maintain adequate, reasonable, and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Works made by me during the period of my Employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.DUTY OF LOYALTY DURING EMPLOYMENT; NO OUTSIDE BUSINESS ACTIVITY. Except as set forth herein, I understand that my Employment with the Company requires my full attention and effort. I agree that, during the period of my Employment by the Company, I will not, without the Company’s express written consent, be employed by another entity or engage in any business activity other than for the Company, including but not limited to business activity that is competitive with, or would otherwise conflict with or distract me from, my Employment by the Company. The Company acknowledges that part-time work for ISMMS shall not violate this Section 4.

5.NO    SOLICITATION    OF    EMPLOYEES, CONSULTANTS, CONTRACTORS OR CUSTOMERS. I agree that for the period of my Employment by the Company and for one (1) year after the date my Employment by the

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Company ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, either directly or through others,
(i) solicit or attempt to solicit any employee, independent contractor or consultant of the Company to become an employee, consultant or independent contractor to or for any other person or entity, or to otherwise diminish their relationship with the Company, or (ii) solicit any customers of the Company with whom I had contact or whose identity I learned as a result of my Employment with the Company.

The parties agree that for purposes of this Agreement, a customer is any person or entity to which the Company has provided goods or services at any time during the period commencing prior to my Employment with the Company and ending on the date my Employment with the Company ends.

6.NO CONFLICTING AGREEMENT OR OBLIGATION. I represent that my performance of all the terms of this Agreement and of my duties as an employee of the Company does not and will not breach any agreement or obligation of any kind, including but not limited to those made prior to my Employment by the Company, such as agreements or obligations I may have with prior employers or entities for which I have provided services.

7.RETURN OF DOCUMENTS. When my Employment with the Company terminates for any reason, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Works, Third Party Information, Personal Information or Proprietary Information. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

I understand that I am not required to use my personally- owned technology for my work. If I choose to use my personally-owned technology for work, I hereby give my consent that the Company may review my personally-owned technology at any time, including but not limited to upon my departure from the Company, solely to ensure compliance with confidentiality obligations to the Company and others. For clarity, this provision does not authorize the Company to collect or use any information that is personal and not Proprietary Information, Third Party Information, or Personal Information.

8.NOTICES. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received: (a) when delivered in person or sent by facsimile transmission, (b) on the first business day after such notice is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

8.1Notices to me shall be sent to my address reflected in the Company’s personnel record.

9.NOTIFICATION OF NEW EMPLOYER. In the event that my Employment with the Company terminates for any reason, I authorize the Company to provide notice of my rights and obligations under this Agreement to my subsequent employers and to any other entity or person to whom I provide services or in which I have a financial interest.

10.GENERAL PROVISIONS.

10.1Legal and Equitable Remedies. I recognize that in the course of Employment with the Company, I will have access to Proprietary Information, to Third Party Information, to Personal Information, and to employees, consultants, contractors, clients, and customers of the Company. I also recognize that the services I will provide to the Company are personal and unique. I understand that because of this the Company may sustain irreparable injury if I violate this Agreement. In order to limit or prevent such irreparable injury, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

10.2Governing Law. This Agreement shall be governed by laws of the State of New York, without giving effect to any choice of law or conflict of laws rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

10.3Severability. In the event that any one or more of the provisions of this Agreement will be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected thereby.

10.4Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. I hereby consent that my personal obligations under this Agreement may be assigned by the Company.

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10.1Survival. The provisions of this Agreement shall survive the termination of my Employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.2Terms of Employment. I agree and understand that nothing in this Agreement shall confer upon me any right with respect to continuation of Employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my Employment at any time, with or without cause.

10.3Waiver. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion will not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
10.4
10.5Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during my previous or future Employment by the Company as a consultant or otherwise if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.

10.6Amendments. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

I HAVE READ THIS AGREEMENT CAREFULLY AND
UNDERSTAND AGREE TO ITS TERMS. This Agreement shall be effective as of the first day of my Employment with the Company.

/s/ Jason Ryan
(Signature)
Jason Ryan
(Printed Name)

ACCEPTED AND AGREED TO:
SEMA4 HOLDINGS CORP.
By:     Name: Eric Schadt, Ph.D.
Title: Chief Executive Officer

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